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                                                                    EXHIBIT 23.2

                 [LETTERHEAD OF BEHRE DOLBEAR & COMPANY, INC.]

                               October 19, 1998

Stillwater Mining Company
1200 Seventeenth Street
Suite 900
Denver, CO 80202

Ladies and Gentlemen:

We hereby authorize the reference to Behre Dolbear & Company ("Behre Dolbear") and the Mineral Inventory of Stillwater Mining Company as of January 1, 1998 prepared by Behre Dolbear, in the Prospectus Supplement to the Prospectus contained in the Registration Statement on Form S-3 of Stillwater Mining Company, to be filed with the United States Securities and Exchange Commission. We also consent to the reference to us under the heading "Experts" in such Prospectus Supplement.

We also confirm that we have read the description of the Stillwater Mining Company ore reserves as contained in the Prospectus Supplement and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our report or known to us as a result of services we performed in connection with the preparation of such report.

Sincerely,

BEHRE DOLBEAR & COMPANY, INC.

/s/ Bernard J. Guamera

Bernard J. Guamera
President, Chief Executive Officer and
Chief Operating Officer